Exhibit 5.1

Goodwin Procter LLP Counsellors at Law Exchange Place Boston, MA 02109	T: 617.570.1000 F: 617.523.1231 goodwinprocter.com

January 7, 2011

Boston Private Financial Holdings, Inc.

Ten Post Office Square

Boston, Massachusetts 02109

Re:	Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion letter is furnished in connection with your filing of a Registration Statement on Form S-3 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by Boston Private Financial Holdings, Inc., a Massachusetts corporation (the “Company”), of the offer and sale from time to time of up to (i) 2,887,500 shares (the “Shares”) of the Company’s Common Stock, par value $1.00 per share (the “Common Stock”), issuable upon exercise of warrants (the “Warrants”) issued in a private placement that closed on November 21, 2008, and (ii) the Warrants.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates and other inquiries of officers of the Company.

In rendering the opinions expressed below, we express no opinion other than as to the laws of The Commonwealth of Massachusetts and the laws of the State of New York.

For purposes of the opinions expressed below, without limiting any other exceptions or qualifications set forth herein, we have assumed that after the issuance of any Shares offered pursuant to the Registration Statement, the total number of issued shares of Common Stock, together with the total number of shares of Common Stock reserved for issuance upon the exercise, exchange, conversion or settlement, as the case may be, of any exercisable, exchangeable or convertible security then outstanding, will not exceed the total number of authorized shares of Common Stock under the Company’s restated articles of organization, as then in effect.

Based on the foregoing, we are of the opinion that (i) the Shares have been duly authorized and if, as and when the Shares are issued in accordance with the terms of the Warrants upon issuance (including delivery against payment therefor in accordance with the terms of the Warrants) will be validly issued, fully paid and non-assessable, and (ii) each Warrant constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights

Boston Private Financial Holdings, Inc.

January 7, 2011

generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP